Exhibit 4(b)

                              FEE WAIVER AGREEMENT

      THIS FEE WAIVER AGREEMENT (the "Fee Waiver Agreement") is signed as of October 2, 2006 by BlackRock Advisors, L.L.C. (the "Advisor") and BlackRock Bond Fund, Inc. (the "Corporation") on behalf of its series, BlackRock Bond Fund (the "Fund").

      WHEREAS, the Fund intends to invest all of its assets in a "master" portfolio (the "Master Core Portfolio") of Master Bond Trust, a mutual fund that has the same investment objectives and strategies as the Fund;

      WHEREAS, the Advisor has entered into an investment advisory agreement (the "Feeder Agreement") with the Corporation, on behalf of the Fund, whereby the Advisor provides certain investment advisory and management services to the Fund;

      WHEREAS, the Advisor desires to waive all or a portion of its fees to the extent necessary to avoid charging the Fund for services provided under the Feeder Agreement to the extent that such services are provided pursuant to the Master Core Portfolio's investment advisory agreement with the Advisor (the "Master Agreement") in connection with the assets invested by the Fund in the Master Core Portfolio;

      WHEREAS, the Advisor understands and intends that the Corporation and the Fund will rely on this Fee Waiver Agreement in preparing post-effective amendments to the Corporation's registration statement on Form N-1A and in accruing the expenses of the Fund for purposes of calculating net asset value and for other purposes, and expressly permits the Corporation and the Fund to do so; and

      WHEREAS, the shareholders of the Fund will benefit from the ongoing waivers by incurring lower Fund operating expenses than they would absent such waivers;

      NOW, THEREFORE, the Advisor agrees to waive advisory fees under the Feeder Agreement to the extent necessary to assure that any advisory fees charged under the Feeder Agreement are based on services provided that are in addition to, rather than duplicative of, services provided pursuant to the Master Agreement; provided, however, that, in no event, shall the Advisor be required to waive fees in excess of the amount of fees actually charged by the Advisor in connection with the Fund's investment in the Master Fund.

      This contractual fee waiver shall be effective for the current fiscal year of the Corporation and for each fiscal year thereafter unless the Advisor shall notify the Corporation of the termination of the contractual fee waiver not less than 30 days prior to the end of the then-current fiscal year.

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      IN WITNESS WHEREOF, the Advisor and the Corporation, on behalf of the
Fund, have agreed to this Fee Waiver Agreement as of the day and year first above written.

                                              BLACKROCK ADVISORS, L.L.C.

                                              By: ______________________________
                                                  Name:
                                                  Title:

                                              BLACKROCK BOND FUND, INC.

                                              By: ______________________________
                                                  Name:
                                                  Title: